                                                                    Exhibit 12.1
                      STATEMENT OF COMPUTATION OF RATIOS
                      ----------------------------------

CALCULATION OF RATIOS OF EARNINGS TO FIXED CHARGES
(Dollars in Thousands, except ratios)

                                                                                                             PRO
                                                                              HISTORICAL                    FORMA
                                                       --------------------------------------------------
                                                          1992      1993      1994      1995      1996       1996
                                                       ---------  --------  --------  --------  ---------  --------
Income before income taxes                             $  2,511   $ 1,405   $ 4,138   $ 4,565   $ 13,218   $ 6,651

Fixed charges:
     Interest expense                                     1,900     2,097     2,410     2,883      2,346     8,613
     Amortization of deferred financing costs                --        --        --        --         --       300
     One third of rental cost                               438       471       482       490        383       383
                                                       ---------  --------  --------  --------  ---------  --------
Total fixed charges - (A)                                 2,338     2,568     2,892     3,373      2,729     9,296
                                                       ---------  --------  --------  --------  ---------  --------

Income before income taxes plus fixed charges - (B)    $  4,849   $ 3,973   $ 7,030   $ 7,938   $ 15,947   $15,947
                                                       =========  ========  ========  ========  =========  ========

Ratio of earnings to fixed charges = (B) / (A)              2.1       1.5       2.4       2.4        5.8       1.7
                                                       ========   ========  ========  ========  =========  ========

        (continued)
                                                                                    PRO FORMA
                                                      QUARTER         QUARTER        QUARTER
                                                       ENDED           ENDED          ENDED
                                                  MARCH 30, 1996   APRIL 5, 1997   APRIL 5, 1997
                                                  --------------   -------------   -------------
Income (loss) before income taxes                    $  1,024         $(1,275)       $(1,924)

Fixed charges:
     Interest expense                                     516           1,570          2,219
     Amortization of deferred financing costs               0              50             75
     One third of rental cost                              93              93             93
                                                     ---------        --------       --------
Total fixed charges - (A)                                 609           1,713          2,387
                                                     ---------        --------       --------

Income before income taxes plus fixed charges - (B)  $  1,633         $   438        $   463
                                                     =========        ========       ========

Ratio of earnings to fixed charges = (B) / (A)           2.7               --            --
                                                     ========         ========       ========